================================================================================

                                  F O R M    3

================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

================================================================================
1. Name and Address of Reporting Person

                             Wexford Management LLC
--------------------------------------------------------------------------------
(Last)                              (First)                             (Middle)

                               411 W. Putnam Avenue
--------------------------------------------------------------------------------
                                    (Street)

                               Greenwich, CT 06830
--------------------------------------------------------------------------------
(City)                               (State)                               (Zip)
================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

                                December 29, 1997
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


================================================================================
4. Issuer Name and Ticker of Trading Symbol

                             Media Logic, Inc. (TST)
================================================================================
5. Relationship of Reporting Person to Issuer (check all applicable)

[   ] Director*
[ X ] 10% Owner
[   ] Officer (give title below)
[   ] Other (specify below)

______________________________


================================================================================
6. If Amendment, Date of Original (Month/Day/Year)


================================================================================
7.  Individual or Joint/Group filing (Check Appropriate Line)

[X] Form filed by One Reporting Person
[ ] Form filed by More Than One Reporting Person
================================================================================

====================================================================================================================================
                                       TABLE I -- NON-DERIVATIVE SECURITIES BENFICIALLY OWNED
====================================================================================================================================
1. Title of Security (Instr. 4)                        2. Amount of Securities      3. Ownership From:      4. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or           Beneficial
                                                          (Instr. 4)                   Indirect (I)            Ownership
                                                                                       (Instr 5.)              (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value .01/share                           1,233,332 shares                 I                By Wexford Spectrum
                                                                                                              Investors LLC (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value .01/share                           2,466,668 shares                 I                By Imprimis SB L.P.(1)
====================================================================================================================================

(1) Wexford Management LLC ("Wexford Management") is the manager of (i) Wexford Spectrum Investors LLC, which owns 1,233,332 shares of the issuer's common stock and (ii) Imprimis SB GP LLC, the General Partner of Imprimis SB L.P., which owns 2,466,668 shares of the issuer's common stock. The reporting person disclaims beneficial ownership of the securities reported hereby, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or any other purpose.

====================================================================================================================================
             TABLE II -- DERIVATIVE SECURITIES BENFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
1. Title of Derivative Security   2. Date             3. Title and                 4. Conversion  5. Ownership     6. Nature of
   (Instr. 4)                        Exercisable         Amount of                    Or Exercise    Form of          Indirect
                                     and                 Securities                   Price of       Derivative       Beneficial
                                     Expiration          Underlying                   Derivative     Security:        Ownership
                                     Date (Month/        Derivative                   Security       Direct           (Instr. 5)
                                     Day/Year)           Security                                    (D) or
                                                         (Instr. 4)                                  Indirect (I)
                                                                                                     (Instr. 5)
                                  -----------------   -----------------             ------------- ---------------   ------------
                                  Date      Expira-                      Amount or
                                  Exer-     tion                         Number
                                  cisable   Date      Title              of Shares
                                  -------   -------   -----              ---------
Common Stock Purchase Warrants    12/29/97  12/29/02  Common Stock, par   333,333      $1.50           I           By Wexford
                                                      value $.01 per                                               Spectrum
                                                      share                                                        Investors, LLC(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants    12/29/97  12/29/02  Common Stock, par   333,333      $3.00           I           By Wexford
                                                      value $.01 per                                               Spectrum
                                                      share                                                        Investors, LLC(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants    12/29/97  12/29/02  Common Stock, par   666,667      $1.50           I           By Imprimis SB
                                                      value $.01 per                                               L.P. (1)
                                                      share
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants    12/29/97  12/29/02  Common Stock, par   666,667      $3.00           I           By Imprimis SB
                                                      value $.01 per                                               L.P.(1)
                                                      share
====================================================================================================================================
Explanation of Responses:

(1) Wexford Management LLC ("Wexford  Management") is the manager of (i) Wexford
Spectrum Investors LLC, which owns 666,666 shares of the issuer's common stock purchase warrants, and (ii) Imprimis SB GP LLC, the General Partner of Imprimis
SB L.P., which owns 1,333,334 shares of the issuer's common stock purchase warrants. The reporting person disclaims beneficial ownership of the securities reported hereby, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of
Section 16 or for any other purpose.



                         /s/Arthur Amron                        1/12/98
                         -----------------------------        -----------
                         Signature of Reporting Person           Date